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Exhibit 11.1

DEPARTMENT 56, INC.

COMPUTATION OF NET INCOME PER SHARE

(In thousands, except per share amounts)

	Quarter Ended July 1, 2000	Quarter Ended July 3, 1999
Basic:
Net Income	$8,278	$18,738

Weighted average number of common shares outstanding	14,322	17,710
Net Income per Common Share	$0.58	$1.06

Assuming Dilution:
Net Income	$8,278	$18,738

Weighted average number of common shares outstanding	14,322	17,710
The number of shares resulting from the assumed exercise of stock options reduced by the number of shares which could have been purchased with the proceeds from such exercise, using the average market price during the period	36	239

Weighted average number of common and common equivalent shares	14,358	17,949

Net Income per Common Share Assuming Dilution	$0.58	$1.04

Exhibit 11.1

DEPARTMENT 56, INC.

COMPUTATION OF NET INCOME PER SHARE

(In thousands, except per share amounts)

	26 Weeks Ended July 1, 2000	26 Weeks Ended July 3, 1999
Basic:
Net Income	$5,121	$22,082

Weighted average number of common shares outstanding	14,604	17,874
Net Income per Common Share	$0.35	$1.24

Assuming Dilution:
Net Income	$5,121	$22,082

Weighted average number of common shares outstanding	14,604	17,874
The number of shares resulting from the assumed exercise of stock options reduced by the number of shares which could have been purchased with the proceeds from such exercise, using the average market price during the period	52	244

Weighted average number of common and common equivalent shares	14,656	18,118

Net Income per Common Share Assuming Dilution	$0.35	$1.22

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  Exhibit 11.1
  Exhibit 11.1